WOLF INDUSTRIES INC.
                           c/o 404 - 110 Cambie Street
                                 Vancouver, B.C.
                                     V6B 2M8

                      Tel (604) 688-6306 Fax (604) 688-9519
                            Toll Free: (800) 545-7214


June 25, 1999

WITHOUT PREJUDICE

GPT Management Ltd.
1638 -  24th Street
West Vancouver, B. C.
V7V 4W8

Attention: Mr. Alan Cornford


                                LETTER AGREEMENT

Dear Sirs,


This binding Letter Agreement sets forth the understanding of the principal terms upon which Wolf Industries Inc. ("Wolf") proposes to effect a business combination (the "Business Combination") with GPT Management Ltd. ("GPT") and Andrew Engineering Inc. ("AEI").

The result of the Business Combination will be that each of AEI, GPT and Wolf will hold, as described below, an equity interest in AEI Trucolor Inc. ("Trucolor"), a non-reporting British Columbia company.

In general terms, the main points of agreement are as follows:


1. Trucolor is the owner of a Dental Colour Analyzer (the "Analyzer") used in the dental field, as well as accompanying technology and associated industrial and intellectual property rights and any improvements thereto, all as defined in a certain Technology Purchase and Assignment Agreement dated June 27, 1996 (the "June 1996 Agreement"), including improvements made by AEI and Wolf (collectively, the "Technology").

2. GPT will own a 40% equity interest in Trucolor, Wolf a 15% interest and AEI a 25% interest. GPT's equity interest will include the interest, if any, belonging to the original investors, (Dennis and Frances Cannon, Great Abilities, et al), in the development of the Analyzer. The interest, if any, of Mark Frass will be the responsibility of AEI.


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3.   EAW Enterprises Ltd. ("EAW") will own, as Escrowholder only, a 20% interest in the shares of Trucolor, until such time as the events contained in paragraph 7 below are completed, and agrees to vote its interest in concert with GPT during that entire period.

4. Immediately upon execution of this Letter Agreement, GPT and EAW will enter into discussions with EFOS with a view to that company continuing with the further development of the Analyzer.

     It is agreed between the parties that approaches may be made concurrently, by EAW and GPT on behalf of Trucolor, to other, arm's length, would-be manufacturers/distributors of the Analyzer (the "Third Party" or "Third Parties"), and that, should such an offer to further develop the Analyzer be made by a Third Party, same will be subject to the expiry of an initial exclusive period of time granted in favour of EFOS, such period to be agreed to between EAW and GPT, acting reasonably and in good faith. After such time, any Third Party offer will be considered on its merits and decided upon by EAW and GPT, acting in good faith.

     It is agreed between the parties that EAW will play an active role during the term of this Letter Agreement regarding the implementation of a strategic alliance with EFOS and with respect to negotiations with Third Parties.

5. In the event an agreement is reached, either with EFOS or with a Third Party, EAW's interest in Trucolor will be transferred to Wolf immediately upon there having been realized to Trucolor, in cash, an aggregate, after-tax benefit of at least $750,000.00.

     If there is no agreement reached with EFOS or, failing that, with a Third Party, within 365 days of this Letter Agreement, as contemplated in paragraph 4 above, EAW will transfer its 20% interest to GPT.

6. In the event an agreement is reached with EFOS, or with a Third Party, as described in paragraph 4 above, all parties hereto agree to be bound by same and to make available their proportionate share of equity in Trucolor, to the extent that EFOS, or a Third Party, requires that it become the majority owner of the shares of Trucolor.

     By way of example, in the event an agreement is reached whereby either EFOS or a Third Party acquires a 60% equity interest in Trucolor, GPT would continue to hold a 16% equity interest and Wolf/AEI a 24% interest.

7. In the event no agreement is reached with respect to the further development of the Analyzer, either with EFOS or with a Third Party, within the 365 day period described in paragraph 5 above, EAW will return its 20% escrow position to GPT.

In such case, AEI will have the right to purchase from GPT the shares of Trucolor held by GPT, provided that AEI pays to GPT, on or before the expiry of 120 days from the end of the above described 365 day period, $300,000.00, on an after-tax basis.


8. Except as described in paragraph 6 above and unless it becomes necessary for Trucolor to raise further monies to complete the transactions contemplated in this Letter Agreement, the individual joint venture/equity interests described above will not be diluted one as against another in any manner.

9. In the event an agreement is reached with EFOS, or with a Third Party, all benefit of same will accrue to TruColor, and no commission, bonus, finder's fee, or any such like fee, will be payable to any particular joint venture partner or nominee.

10. The parties to this Letter Agreement agree that a 60% vote of the shareholders of Trucolor will be sufficient to:

     (a) permit EAW and GPT, acting reasonably and in good faith, to enter into a binding agreement on behalf of Trucolor with either EFOS or a Third Party, as described in this Letter Agreement; and

     (b) ensure that, in the event an agreement, as described in (a) above, is reached and involves the sale or issuance of shares in the capital of Trucolor, the remaining shareholders of Trucolor agree to vote their shares in favour of such action and further agree to tender and transfer their shares or take any other action with respect thereto as may be required to effect the approved transaction, provided that such tender, sale or issuance does not result in any dilution as between the parties to this Letter Agreement.

     The parties to this Letter Agreement also agree to execute an amendment to the presently existing Shareholders' Agreement, (between GPT and AEI), to include EAW and Wolf and to provide that a 60% vote of the shareholders will be sufficient to implement subparagraphs 10(a) and (b) hereof.

11. Upon execution of this Letter Agreement, Trucolor agrees to discontinue the litigation presently in place (Action No. 99 0811, Victoria Registry). Upon receipt by Wolf/AEI of confirmation that the litigation has infact been discontinued, an Analyzer and the Technology will be made available to Trucolor for immediate delivery to EFOS.

12. The parties to this Letter Agreement declare, upon execution hereof, that the License Agreement dated April 8, 1998 between Wolf and AEI is null and void and that Trucolor is the owner of the Technology.

13. Whether or not the transactions contemplated hereby are consummated and except as may be specifically agreed as to particular expenses, each of the parties to this Letter Agreement will pay its own expenses, including those of its accountants, advisors and legal counsel, in connection with the transactions contemplated hereby. Costs of negotiating, preparing and executing a form of acquisition agreement with EFOS or with a Third Party, or any monies required for the further development of the Analyzer, will be borne by Trucolor.



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14.  This letter may be executed  in any number of  counterparts,  each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

15. This letter will be governed by and construed in accordance with the laws of the Province of British Columbia, without giving effect to any conflicts of law principles.

16. This Agreement constitutes the entire Agreement between the parties and supersedes and cancels all prior representations, communications and Agreements between the parties hereto relating to the transactions set out in this Agreement. No deletions to this Letter Agreement may be made without the prior written consent of all parties.

If the foregoing correctly sets forth the understanding between us, please execute this letter and the enclosed copies and return them to us at the address set forth above.

Yours truly,

WOLF INDUSTRIES INC.
Per:

/s/ P. McGowan
Authorized Signatory

GPT MANAGEMENT LTD.
Per:

/s/ B. Cornford, President
June 25, 1999
Authorized Signatory


ANDREW ENGINEERING INC.
Per:

/s/ Andrew Rawicz
Authorized Signatory
EAW ENTERPRISES LTD.
per:


/s/ Andrew Walker
Authorized Signatory
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